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                                                                      EXHIBIT 99
NEWS RELEASE

From:              Citizens First Bancorp, Inc.
Contact:           Marshall J. Campbell
                   Chairman
Corporate Office:  525 Water Street
                   Port Huron, Michigan 48060
Telephone:         (810) 987-8300

                          CITIZENS FIRST BANCORP, INC.
                       ANNOUNCES EARNINGS FOR THREE MONTHS
              ENDED JUNE 30, 2004 AND $0.09 PER SHARE CASH DIVIDEND


FOR IMMEDIATE RELEASE:


         PORT HURON, MICHIGAN, AUGUST 5, 2004. Citizens First Bancorp, Inc. (the "Company") (Nasdaq: CTZN), the holding company for Citizens First Savings Bank (the "Bank") and Metro Bancorp, Inc. ("Metrobank"), today announced that it earned $1.9 million, or $.25 per share, for the quarter ended June 30, 2004, as compared to net income of $3.3 million, or $0.42 per share, for the quarter ended June 30, 2003. The decrease in net income for the three-months was primarily due to decreased noninterest income from mortgage banking activities. The Company's book value per share at June 30, 2004, and December 31, 2003, was $18.60 and $18.57 respectively.

DIVIDENDS

         On July 22, 2004 the Company's Board of Directors declared a quarterly cash dividend of $0.09 per share. The dividend is expected to be paid on August 20, 2004 to stockholders of record on August 6, 2004.

FINANCIAL CONDITION

         Total assets increased $199.7 million, or 18.3%, from $1.094 billion at December 31, 2003 to $1.294 billion at June 30, 2004 as a result of growth and the completed acquisition of Metro Bancorp, Inc. located in Farmington Hills, Michigan. On a consolidated basis, net loans increased $152.2 million, or 16.4%, to $1.081 billion from $929.2 million at December 31, 2003. Investment securities increased $22.3 million, or 28.0%, from $79.7 million at December 31, 2003 to $102.0 million at June 30, 2004 as a result of the acquisition offset by sales and maturities. Cash and cash equivalents decreased $176,000 from $33.6 million at December 31, 2003 to $33.5 million at June 30, 2004.

         Total liabilities increased $199.1 million to $1.135 billion. Total deposits increased $137.5 million from $748.5 million at December 31, 2003 to $886.0 million at June 30, 2004. FHLB borrowings increased $24.3 million, or 14.0%, to $196.8 million as a result of increased borrowing to fund loan growth.



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         Non-performing loans increased $3.1 million, or 79.7%, to $7.0 million at June 30, 2004 from $3.9 million at December 31, 2003. Non-performing assets increased $3.8 million to $8.2 million, or .63% of total assets, at June 30, 2004, as compared to $4.4 million, or .40%, at December 31, 2003, due to the additional non-performing loans acquired in the Metrobank transaction. The allowance for loan losses was $12.9 million at June 30, 2004, or 1.18% of total loans and 183.4% of non-performing loans as compared to $11.7 million, or 1.24% of total loans and 297.9% of non-performing loans at December 31, 2003.

         Stockholders' equity increased $543,000 from $158.2 million at December 31, 2003, to $158.7 million due to net income and an increase in unearned and deferred compensation obligations offset by the payment of dividends and a decrease to unrealized gains on available for sale securities.

Results of Operations

    Net Income. Net income for the three months ended June 30, 2004 decreased $1.3 million, or 40.6%, to $1.9 million from $3.3 million for the previous period. Net income for the six months ended June 30, 2004 decreased $2.6 million, or 40.9%, to $3.8 million from $6.5 million for the previous period. The decrease was primarily due to a decrease of $1.4 million or 23.9% in noninterest income, a $6.0 million or 43.5% increase in noninterest expense, partially offset by a $3.3 million or 18.6% increase in net interest income after provision for loan losses and a $1.4 million or 42.2% decrease in federal income tax expense due to lower net income. Included in net income for the three and six months ended June 30, 2004 is Metrobank net income of approximately $164,000 and $256,000, respectively.

    Net Interest Income. Net interest income, after provision for loan losses, for the three months ended June 30, 2004 increased $1.9 million, or 21.4%, to $10.6 million from $8.8 million at June 30, 2003 primarily due to a $2.2 million, or 14.6%, increase in total interest income and a $460,000, or 7.9%, increase in interest expense. The increase in interest income was due to a $2.4 million, or 17.4%, increase in interest income on loans due primarily to growth. Net interest income, after provision for loan losses, for the six months ended June 30, 2004 increased $3.3 million, or 18.6%, to $21.0 million from $17.7 million at June 30, 2003. The increase was primarily due to a $3.6 million, or 12.9%, increase in interest income on loans due to growth and the acquisition of Metrobank.

    Noninterest Income. Noninterest income for the three months ended June 30, 2004 decreased $447,000, or 15.2%, primarily due to the decrease of $1.3 million in income from mortgage banking activities. The decrease is partially offset by a $702,000 increase in service charges and other fees due primarily to an increase in fees for the period and the addition of Metrobank. Loan servicing fees increased $82,000 due to the increase in serviced loans from December 31, 2003. Noninterest income for the six months ended June 30, 2004 decreased $1.4 million or 23.9%, primarily due to the decrease of $3.4 million in income from mortgage banking activities. This decline is due primarily to a decrease in gains from the reduction of sale of fixed-rate residential mortgage loans to third parties as a result of increased interest rates from the same period in 2003. The decrease is partially offset by a $1.3 million increase in service charges and other fees due primarily to an increase in fees for the period and the acquisition of Metrobank. Additionally, noninterest income increased $688,000 due to a customary review and a rebalancing of our investment securities portfolio.


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    Noninterest Expense. Noninterest expense for the three months ended June 30,
2004 increased $3.3 million or 47.9% to $10.2 million, compared to $6.9 million in the three months ended June 30, 2003. The increase was primarily due to an increase in office occupancy and equipment of $746,000 of which related to an increase in depreciation expense due to renovations at various branches and the main office and as a result of lease payments for branch offices of Metrobank. Compensation and employee benefits increased $577,000 due to increases to wages, additions of staff due to the Metrobank acquisition and increased direct costs of benefits. Also contributing to the increase in noninterest expense was a $269,000 increase in outside service fees, a $302,000 increase in data processing expenses, a $158,000 increase in advertising and business promotion expenses, a $73,000 increase in stationery, printing and supplies, and other noninterest expenses increase of $1.0 million.

         Noninterest expense for the six months ended June 30, 2004 increased $6.0 million or 43.5%, to $19.7 million compared to $13.7 million in the six months ended June 30, 2003. The increase was primarily due to an increase in office occupancy and equipment of $1.3 million of which related to an increase in depreciation expense due to renovations at various branches and the main office and as a result of lease payments for branch offices of Metrobank. Compensation and employee benefits increased $1.3 million due to increases to wages, additions of staff due to the Metrobank acquisition and increased direct costs of benefits. Also contributing to the increase in noninterest expense was a $437,000 increase in outside service fees, a $490,000 increase in data processing expenses, a $272,000 increase in advertising and business promotion expenses, a $149,000 increase in professional fees, a $150,000 increase in stationery, printing and supplies, and other noninterest expenses increase of $1.5 million

         Citizens First Bancorp, Inc., through its subsidiaries Citizens First Savings Bank and Metrobank, currently serves its customers from 20 full service-banking offices in St. Clair, Sanilac, Huron, Lapeer and Oakland counties.

         Statements contained in this news release may be forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of such words as "intend," "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Such forward-looking statements are based on current expectations, but may differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, which are incorporated into this press release by reference. Other factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank's market area, changes in relevant accounting principles and guidelines and other factors over which management has no control. The forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.



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                          CITIZENS FIRST BANCORP, INC.
           RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Unaudited
                                         Three Months Ended
                                              June 30,
                                         2004          2003
                                        -------      -------
Net Interest Income                     $10,838      $ 9,123

Provision for Loan Losses                   198          360

Net Interest Income after Provision      10,640        8,763

Total Noninterest Income                  2,490        2,937
Total Noninterest Expense                10,212        6,907
                                        -------      -------

Income before Income Taxes                2,918        4,793
Income Tax Expense                          972        1,517
                                        -------      -------
Net Income                              $ 1,946      $ 3,276
                                        =======      =======

Net Interest Margin                        3.51%        3.40%
Return on Average Assets                   0.60%        1.26%
Return on Average Equity                   4.89%        8.71%

Basic Earnings Per Share                $  0.25      $  0.42
Diluted Earnings Per Share              $  0.25      $  0.42



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                          CITIZENS FIRST BANCORP, INC.
           RESULTS OF OPERATIONS (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             Unaudited
                                         Six Months Ended
                                              June 30,
                                         2004         2003
                                        -------      -------
Net Interest Income                     $21,275      $18,419

Provision for Loan Losses                   288          720

Net Interest Income after Provision      20,987       17,699

Total Noninterest Income                  4,485        5,890
Total Noninterest Expense                19,671       13,704
                                        -------      -------

Income before Income Taxes                5,801        9,885
Income Tax Expense                        1,971        3,408
                                        -------      -------
Net Income                              $ 3,830      $ 6,477
                                        =======      =======

Net Interest Margin                        3.55%        3.37%
Return on Average Assets                   0.59%        1.25%
Return on Average Equity                   4.78%        8.61%

Basic Earnings Per Share                $  0.49      $  0.82
Diluted Earnings Per Share              $  0.49      $  0.82



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                          CITIZENS FIRST BANCORP, INC.
                    CONSOLIDATED BALANCE SHEET (IN THOUSANDS)

                                               Unaudited
                                                June 30,     December 31,
                                                 2004           2003
                                              ----------     -----------
Total Cash and Cash Equivalents               $   33,471     $   33,647
Securities Available for Sale                    101,970         79,672
Loans Held for Sale                                  212          1,984
Loans, Net                                     1,081,355        929,201
Federal Home Loan Bank Stock                      11,185          9,416
Accrued Interest and Other Assets                 22,043         17,072
Goodwill and other intangibles, net               13,488           --
Premises and Equipment, net                       30,225         23,268
                                              ----------     ----------
Total Assets                                  $1,293,949     $1,094,260
                                              ==========     ==========

Deposits                                      $  886,017     $  748,531
FHLB Advances                                    196,822        172,534
Bank line of credit                               10,000           --
Other Liabilities                                 42,380         15,008

Total Liabilities                              1,135,219        936,073

Stockholders' Equity                             158,730        158,187
                                              ----------     ----------

Total Liabilities and Stockholders' Equity    $1,293,949     $1,094,260
                                              ==========     ==========